Exhibit 99.1

NEWS RELEASE

Contact:	Karen Maffucci	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS THIRD QUARTER RESULTS

Melville, New York, December 22, 2008.....Park Electrochemical Corp. (NYSE-PKE) reported sales of $49,166,000 for its 2009 fiscal year third quarter ended November 30, 2008 compared to sales of $63,653,000 for the third quarter of last year. Park’s sales for the first nine months were $164,565,000 compared to sales of $181,271,000 for last year’s first nine months.

Park reported net earnings before special items of $3,504,000 for the third quarter ended November 30, 2008 compared to net earnings of $8,777,000 for the third quarter of last year. In the third quarter ended November 30, 2008, the Company recorded a charge of $570,000 for restructurings at certain of the Company’s North American and European business units. Accordingly, net earnings were $2,934,000 for the third quarter ended November 30, 2008 compared to net earnings of $8,777,000 for last year’s third quarter. Please note that the Company’s income tax rate for the third quarter ended November 30, 2008 was 33.0% compared to 25.0% for the prior year’s third quarter.

For the nine-month period ended November 30, 2008, Park reported net earnings before special items of $15,998,000 compared to net earnings of $25,348,000 for last year’s nine-month period. During the 2009 first nine-months, the Company recorded the charge of $570,000 for the restructurings mentioned above. Accordingly, net earnings were $15,428,000 for the ninemonth period ended November 30, 2008 compared to net earnings of $25,348,000 for last year’s first nine-months.

Park reported diluted earnings per share before special items of $0.17 and $0.78, respectively, for the third quarter and nine-month period ended November 30, 2008 compared to diluted earnings per share of $0.43 and $1.25 for last year’s third quarter and first nine-month period. The diluted earnings per share after special items were $0.14 and $0.75, respectively, for the third quarter and nine-month period ended November 30, 2008.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EST today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (866)393-8397 in the United States and Canada and (706) 902-3776 in other countries and the required passcode is 78283390.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EST today through 11:59 p.m. EST on Friday, December 26, 2008. The conference call replay can be accessed by dialing (800) 642-1687 in the United States and Canada and (706) 645-9291 in other countries and entering passcode 78283390 and will be available on the Company’s web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, structures and components principally for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation, coating technology and advanced composite structures and component design and fabrication. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Kansas (under construction), Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended		39 Weeks Ended

	11/30/08	11/25/07	11/30/08	11/25/07

Sales	$49,166	$63,653	$164,565	$181,271

Net Earnings before Special Items	$3,504	$8,777	$15,998	$25,348
Special Items	(570)	-	(570)	-

Net Earnings	$2,934	$8,777	$15,428	$25,348

Basic and Diluted Earnings per Share:
Basic Earnings before Special items	$0.17	$0.43	$0.78	$1.25
Special Items	0.03	-	0.02	-

Basic Earnings per Share	$0.14	$0.43	$0.76	$1.25

Diluted Earnings before Special Items	$0.17	$0.43	$0.78	$1.25
Special Items	0.03	-	0.03	-

Diluted Earnings per Share	$0.14	$0.43	$0.75	$1.25

Weighted Average Shares Outstanding:
Basic	20,471	20,340	20,432	20,290
Diluted	20,512	20,452	20,487	20,364

The comparative balance sheets (in thousands):

	11/30/08	3/02/08

	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$214,453	$213,978
Accounts Receivable, Net	30,506	37,466
Inventories	12,439	14,049
Other Current Assets	6,825	5,546

Total Current Assets	264,223	271,039

Fixed Assets, Net	51,951	47,188
Other Assets	12,253	9,180

Total Assets	$328,427	$327,407

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$ 8,228	$ 12,828
Accrued Liabilities	11,686	13,314
Income Taxes Payable	2,818	5,837

Total Current Liabilities	22,732	31,979

Deferred Income Taxes	4,851	4,851
Restructuring Accruals and Other Liabilities	3,927	4,224
Liabilities from Discontinued Operations	17,064	17,181

Total Liabilities	48,574	58,235

Stockholders’ Equity	279,853	269,172

Total Liabilities and Stockholders’ Equity	$328,427	$327,407

Equity Per Share	$13.67	$13.23

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Detailed operating information (in thousands –unaudited):

	13 Weeks Ended		39 Weeks Ended
	11/30/08	11/25/07	11/30/08	11/25/07

Net sales	$49,166	$63,653	$164,565	$181,271
Cost of Sales	39,380	47,577	129,253	134,651
%	80.1%	74.7%	78.5%	74.3%
Gross Profit	9,786	16,076	35,312	46,620
%	19.9%	25.3%	21.5%	25.7%
Selling, General and Administrative	6,211	6,580	18,715	19,803
Expenses
%	12.6%	10.4%	11.4%	10.9%
Earnings from Operations	3,575	9,496	16,597	26,817
%	7.3%	14.9%	10.1%	14.8%
Other Income	1,651	2,206	5,015	6,980
%	3.3%	3.5%	3.0%	3.9%
Earnings Before Income Taxes	5,226	11,702	21,612	33,797
%	10.6%	18.4%	13.1%	18.6%
Income Tax Provision	1,722	2,925	5,614	8,449
Effective Tax Rate	33.0%	25.0%	26.0%	25.0%
Net Earnings before Special Items	3,504	8,777	15,998	25,348
%	7.1%	13.8%	9.7%	14.0%

Special Items:
Restructuring Charge	570	-	570	-
%	1.2%	-	0.3%	-

Income Tax Provision		-		-
Effective Tax Rate		-		-
After-Tax Special Items	570	-	570	-
%	1.2%	-	0.3%	-

After Special Items:
Earnings before Income Taxes	4,656	11,702	21,042	33,797
%	9.5%	18.4%	12.8%	18.6%

Income Tax Provision	1,722	2,925	5,614	8,449
Effective Tax Rate	37.0%	25.0%	26.7%	25.0%
Net Earnings	2,934	8,777	15,428	25,348
%	6.0%	13.8%	9.4%	14.0%

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